EXHIBIT 99.7
CONSENT OF EDWARD F. THOMPSON
     Pursuant to Rule 438 under the Securities Act of 1933, as amended, and in accordance with Item 401(a) of Regulation S-K promulgated by the Securities and Exchange Commission, the undersigned hereby consents to be named as a prospective director of Harris Stratex Networks, Inc. in the prospectus forming a part of the registration statement on Form S-1 of Harris Stratex Networks, Inc. initially filed with the Securities and Exchange Commission on January 24, 2007, as amended from time to time.
/s/ Edward F. Thompson
Edward F. Thompson
Dated: January 24, 2007